Exhibit 3.3

Articles of Restatement of

the Amended and Restated Articles of Incorporation of

Raven Acquisition Corp.

(Registry Number: 043540-15)

Pursuant to ORS 60.437, Raven Acquisition Corp. has adopted amendments to its Amended and Restated Articles of Incorporation and restated its Articles of Incorporation in their entirety.

1. The name of the Corporation is Raven Acquisition Corp. (the “Corporation”).

2. The Amended and Restated Articles of Incorporation of the Corporation are amended and restated in their entirety as attached hereto as Exhibit A (the “Second Amended and Restated Articles of Incorporation”).

3. Pursuant to the Second Amended and Restated Articles of Incorporation, the new name of the Corporation will be “Tektronix, Inc.”

4. The Second Amended and Restated Articles of Incorporation were approved and adopted by the Board of Directors of the Corporation effective as of November 21, 2007.

5. The Second Amended and Restated Articles of Incorporation include amendments requiring shareholder approval. The Second Amended and Restated Articles of Incorporation were approved by the shareholders of the Corporation by written consent effective as of November 21, 2007. As of such date, there were 102 shares of Common Stock outstanding, all of which were entitled to vote. There were 102 votes cast in favor of the Seconded Amended and Restated Articles of Incorporation and zero votes cast against.

Adopted: November 21, 2007.

RAVEN ACQUISITION CORP.

By:	/s/ JAMES F. DALTON
James F. Dalton
Senior Vice President, Corporate
Development, General Counsel and Secretary

EXHIBIT A

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

TEKTRONIX, INC.

In accordance with Sections 60.437 and 60.451 of the Oregon Business Corporation Act, as amended, (the “OBCA”) these Second Amended and Restated Articles of Incorporation, having been duly approved and adopted by the Board of Directors of Raven Acquisition Corp., an Oregon corporation organized and existing under the OBCA, (the “Corporation”) and by the sole shareholder of the Corporation, hereby amend and restate the Articles of Incorporation of the Corporation such that they read in their entirety as follows:

ARTICLE I

The name of the corporation (which is hereinafter referred to as the “Corporation”) is:

Tektronix, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Oregon is 3533 Fairview Industrial Drive SE, Salem, OR 97302-1155. The name of the Corporation’s registered agent at such address is National Registered Agents, Inc.

ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the Oregon Business Corporation Act.

ARTICLE IV

Section 1. The Corporation shall be authorized to issue 500 shares of capital stock, of which 500 shares shall be shares of Common Stock, $0.01 par value (“Common Stock”).

Section 2. Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.

ARTICLE V

Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by law, the Board of Directors of the Corporation (the “Board”) is expressly authorized and empowered to make, alter and repeal the By-Laws of the Corporation by a majority vote at any regular or special meeting of the Board or by written consent, subject to the power of the shareholders of the Corporation to alter or repeal any By-Laws made by the Board.

ARTICLE VII

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in these Articles of Incorporation, and any other provisions authorized by the laws of the State of Oregon at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons whomsoever by and pursuant to these Articles of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE VIII

Section 1. Elimination of Certain Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Oregon Business Corporation Act as the same exists or may hereafter be amended.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

Section 2. Indemnification and Insurance.

(a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Oregon Business Corporation Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Oregon Business Corporation Act requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of the Board, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Oregon Business Corporation Act for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Oregon Business Corporation Act, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, By-law, agreement, vote of shareholders or disinterested directors or otherwise.

(d) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Oregon Business Corporation Act.

ARTICLE IX

Action required or permitted by the Oregon Business Corporation Act or these Articles of Incorporation to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by shareholders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shareholders entitled to vote on the action were present and voted.

ARTICLE X

The address where the State of Oregon Corporation Division may mail notices to the Corporation is c/o Danaher Corporation 2099 Pennsylvania Avenue, NW, 12th Floor Washington, D.C. 20006-1813 Attention: Senior Vice President-General Counsel.